EXHIBIT 23.13

CONSENT OF INDEPENDENT APPRAISER

I hereby consent to (i) the inclusion of my report, dated August 5, 2016, to the Board of Directors of Enersis Américas S.A. as Annex H to the Registration Statement on Form F-4 of Enersis Américas S.A. and the related joint information statement/prospectus, which is part of the Registration Statement, as amended (the “Registration Statement”), (ii) the references to such report in the Registration Statement, (iii) the filing of any preliminary report and presentation materials prepared by me for the Board of Directors with the Securities and Exchange Commission (the “Commission”), and (iv) any references to such reports and presentations in filings with the Commission. My report was prepared and provided to the Board of Directors of Enersis Américas S.A. in accordance with Articles 156 and 168 of the Chilean Corporate Regulations and in connection to the merger of Endesa Américas S.A. and Chilectra Américas S.A. with and into Enersis Américas S.A. I also consent to the references in the Registration Statement to me as an “Independent Appraiser” (in accordance to Chilean laws “perito independiente”), as such term is used in accordance with, and pursuant to the requirements under, Chilean law. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the Commission thereunder, nor do I hereby admit that I am an expert with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission promulgated thereunder.

/s/ Pablo D’Agliano
Pablo D’Agliano

August 9, 2016